Exhibit 99.1

NEWS RELEASE

Bright Horizons and GP Strategies Enter Exclusive Partnership for Education and Learning Benefits

Bright Horizons, the nation’s largest provider of education benefits, acquires GP Strategies’ Tuition Program Management business

October 31, 2019 --- Bright Horizons® (NYSE: BFAM) and GP Strategies (NYSE: GPX), today announced a unique partnership that responds to growing demand from the nation’s largest and most innovative employers for educational benefits, from employee upskilling to student loan repayment.

Bright Horizons’ recent acquisition of GP Strategies’ Tuition Program Management services business makes Bright Horizons the exclusive provider of tuition program management for GP Strategies’ client base, allowing client employees access to personalized resources that help to streamline the outside education process and enhance the employee experience. These clients include some of the world’s most reputable and leading employers, such as United Technologies and AMD. Additionally, GP Strategies and Bright Horizons have partnered to extend referrals to each other’s clients to enhance client access to service offerings provided by both Bright Horizons and GP Strategies.

“Bright Horizons is the right partner for our clients that want continued world-class service and superior results from their outside education programs,'' said Adam Stedham, President of GP Strategies. “This relationship allows us to focus on our market-leading training and consulting services. We are excited to have Bright Horizons introduce us to their client base, which includes some of the most forward-thinking employers who are committed to investing in what matters most to their employees.”

A pioneer in the field of workplace learning and recipient of Chief Learning Officer’s Gold “Provider” award, Bright Horizons is the nation’s largest provider of education benefits, now overseeing approximately $1 Billion in annual tuition reimbursements for hundreds of large employers including T-Mobile, Home Depot, PepsiCo, and State Farm. In total, Bright Horizons serves over 1,100 employer clients worldwide, delivering onsite child care, back-up care, and education advisory services.

“This partnership capitalizes on our unique ability to deliver tuition programs employers need to realize the promise of educational benefits for all workers,” said Patrick Donovan, SVP of Emerging Services at Bright Horizons. “GP Strategies is a market leader in customized training solutions. Together, we will enable employers to approach education benefits as a core strategy that drives talent acquisition, retention, development, and career advancement.”

Bright Horizons’ secure technology platform with a network of more than 250 accredited institutions and expert advisors enables leading employers to tailor education programs to the needs of the entire workforce, from senior executives to frontline workers. Programs are designed to make learning financially viable for employees looking to advance their skills while improving critical business metrics like retention, engagement and promotion.

For more information, please visit: www.brighthorizons.com/edassist-solutions.

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About Bright Horizons
Bright Horizons (NYSE: BFAM) is trusted by families around the world to provide care and education for their children. Operating approximately 1,100 child care centers, Bright Horizons cares for approximately 120,000 children annually in the United States, the United Kingdom, the Netherlands, Canada and India. Used by more than 1,100 of the world’s best employers across industries, Bright Horizons back-up child and elder care, tuition program management, education advising, and student loan repayment programs support employees through every life and career stage, and help people succeed at work and at home. For more information, go to www.brighthorizons.com.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, digital learning solutions, management consulting and engineering services. GP Strategies' solutions improve the effectiveness of organizations by delivering innovative and superior training, and consulting and business improvement services customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

C O N T A C T S:
For further information: Michelle DeLuties, Director of Communications, Bright Horizons +617-673-8150 617-429-0958, michelle.deluties@brighthorizons.com, or Heidi Milberg, Vice President, GP Strategies + 1 (248) 526-5528, hmilberg@gpstrategies.com

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